EXHIBIT 99.1

                                    AGREEMENT


         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Senior Housing Properties Trust, a Maryland real estate investment trust ("SNH"), or any subsequent acquisitions or dispositions of equity securities of SNH by either of the undersigned.


Dated:  September 29, 1999             HRPT PROPERTIES TRUST



                                       By:   /s/    David J. Hegarty
                                             David J. Hegarty, President



                                       REIT MANAGEMENT & RESEARCH, INC.



                                       By:   /s/    David J. Hegarty
                                             David J. Hegarty, President